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                                                                      EXHIBIT 11

                       Calculation of Earnings Per Share
                (thousands of dollars except per share amounts)


                                                                    Number of Shares Years Ended May 31,
                                                              -------------------------------------------------
                                                                          1997           1996              1995
                                                              ---------------- --------------  ----------------
Weighted average number of shares of common stock
outstanding..................................................            9,373          9,306             8,210
Common stock equivalents:
    Application of the treasury stock method to the
    stock option plan........................................              ---            ---               ---
                                                              ---------------- --------------  ----------------
Weighted average number of shares used in net income
per share....................................................            9,373          9,306             8,210
                                                              ---------------- --------------  ----------------
Net income...................................................          $21,250        $17,299           $12,217
                                                              ---------------- --------------  ----------------
Net income per share (primary and fully diluted)1:...........          $  2.27        $  1.86           $  1.49
                                                              ---------------- --------------  ----------------

1 No additional shares related to outstanding options are included in the primary and fully diluted calculations for the years ended May 31, 1997, 1996, and 1995, as the differences were not significant.
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